Exhibit 99.1

For More Information Contact:

Media Relations:                            Investor Relations:
Jennifer Baier Marchetta                    Kim Strohm
Ingram Micro Inc.                           Ingram Micro Inc.
714-382-1403                                714-382-4400
jennifer.marchetta@ingrammicro.com          kim.strohm@ingrammicro.com

INGRAM MICRO REPORTS FOURTH QUARTER AND
FULL-YEAR RESULTS


  Company posts continued operating profit advances, hitting the mark for solid year-end financial performance amid soft fourth-quarter demand

     SANTA ANA, Calif., Feb. 28, 2001 - Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today announced financial results for its fourth quarter ended Dec. 30, 2000.

     Net income was $57.9 million or $0.39 per share for the fourth quarter 2000. For the quarter, profits from operations improved significantly to $119.4 million compared with a loss from operations in the same period for 1999 of $45.9 million. The improvement in profitability was driven largely by continued increases in the company's gross profit margin, which was 5.46 percent of net sales for the fourth quarter 2000. Results for the fourth quarter 1999 included both larger-than-usual provisions for excess inventory, vendor-sponsored programs and doubtful accounts, and a significant investment gain of $125.2 million, net of tax, producing net income of $75.0 million or $0.51 per share.

     "Given the rapid changes in technology market demand, we maintained our focus on operating profit and ended this quarter with solid financial performance," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "Ingram Micro stayed its course, focusing on the right mix of services and product solutions to take full advantage of our profit opportunities. Ingram Micro's management team and processes are operating well and I'm pleased with the work we've done."

     Net sales for the fourth quarter 2000 grew 3 percent to a record $8.07 billion. Adjusting for the difference in European exchange rates in 1999 and 2000, net sales growth for the fourth quarter 2000 would have been approximately 8 percent. For the same period, net sales in the U.S. region grew 7 percent to $4.66 billion. Net sales in the European region grew 5 percent in local currencies but, due to currency weakness, declined 10 percent in U.S. dollars to $2.11 billion. For geographic regions outside the United States and Europe, net sales increased 15 percent to $1.29 billion.

     "As a global organization, Ingram Micro started the year 2000 with the right objectives in mind," said Michael J. Grainger, president and chief operating officer, Ingram Micro Inc. "We led the industry in reversing the historical decline in gross margins to drive increased profitability and we moved quickly. This proves Ingram Micro can thrive in varying market and operating conditions."

     For the fourth quarter 2000 the U.S. region delivered $85.7 million of income from operations and the European region delivered $28.8 million of income from operations. Geographic regions outside the U.S. and Europe delivered $4.9 million of income from operations for the same period. The Canadian and Latin American regions delivered solid operating results, while the Asia-Pacific region had an operating loss for the quarter.

     Depreciation expense was $23.0 million, and amortization was $5.7 million for the fourth quarter 2000, resulting in earnings before interest, income tax, depreciation and amortization (EBITDA) of $148.1 million.

Fiscal Year 2000 Results

     For the full-year 2000, Ingram Micro's net sales grew 9 percent, reaching $30.72 billion. Adjusting for the difference in European exchange rates in 1999 and 2000, net sales growth for the full-year 2000 would have been approximately 13 percent.

     Net income for 2000 was $226.2 million or $1.52 per share, compared with net income for 1999 of $183.4 million or $1.24 per share. Net income for both years includes gains, net of tax, from the sale of securities and the repurchase of company debentures totaling $71.8 million in 2000 and $129.0 million in 1999. Excluding these gains, net income was $154.4 million or $1.04 per share for 2000. Income from operations for the full-year 2000 was $353.4 million compared with $200.0 million for 1999.

     Global e-commerce sales of $8 billion represented more than 25 percent of total sales for 2000.

Balance Sheet Results

     "The management of our balance sheet this year was a success story for Ingram Micro. We showed a consistent ability to manage our working capital, creating financial stability and the capacity for growth. Ingram Micro's balance sheet is a clear competitive advantage," Grainger said.

     During the fourth quarter, the company kept inventory at historically low levels relative to sales. Although net sales grew compared to 1999, inventory declined 16 percent from the end of 1999 to the end of 2000 and the company maintained consistent levels of trade payables and days of sales outstanding with its customers, reducing its need for working capital. Based on this rigorous management of the balance sheet, on- and off-balance sheet debt at year-end 2000 totaled $1.46 billion, which is a reduction of 10 percent compared to year-end 1999, producing a total debt-to-capitalization ratio of 44 percent.

Business Outlook for the First Quarter 2001

     The following statements are based on current expectations and the company's internal plan. These statements are forward-looking and, as outlined in the company's periodic filings with the SEC, actual results may differ materially.

     "We are cautious about the economic outlook and its impact on technology spending during 2001. For the first quarter of 2001, we are experiencing a significant slowdown in demand in the U.S. technology market and expect sales to decline compared to the first quarter of 2000. Therefore, our emphasis is on driving improvements in our operating efficiencies and, at the same time, maintaining the significant progress we achieved to increase gross margins in 2000. We will also continue to explore the right profitable growth options," Foster said.

     The company's current internal plan is for sales of approximately $7.3 to $7.6 billion for the first quarter ending March 31, 2001, with estimated net income for the first quarter of fiscal 2001 ranging from $22 to $27 million, or $0.15 to $0.18 per diluted share.

     "Last year we made a conscious decision to help our vendor partners and customers reduce costs in the technology supply chain, and increase their profitability and operating performance," Foster said. "As a result, we were able to be fairly compensated for the value that Ingram Micro brings to their businesses. Ingram Micro's value to our customers and partners will continue to increase with innovative service offerings, new products that target emerging technology markets and excellence in our overall operations."

     Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: intense competition; continued pricing and margin pressures; failure to adjust costs in response to a sudden decrease in demand; the potential for continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products; unavailability of adequate capital; management of growth; reliability of information systems; foreign currency fluctuations; dependency on key individuals; product supply shortages; the potential termination of a supply agreement with a major supplier; acquisitions; rapid product improvement and technological change, and resulting obsolescence risks; risk of credit loss; dependency on independent shipping companies; and the termination of subsidized floor plan financing.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the fiscal year ended January 1, 2000; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

More Information About Ingram Micro's Financial Results

     Additional information about Ingram Micro's fourth quarter financial results will be presented in a conference call on Wednesday, Feb. 28, 2001, scheduled for 5 p.m. EST (2 p.m. PST). To listen to the conference call via telephone, call 888/455-9640 or 630/395-0017 (outside the United States or Canada). The conference call password is "Ingram Micro." Following the conclusion of the conference call, an audio file of the call will be posted for approximately one week on the financials page of the Ingram Micro Web site, located at www.ingrammicro.com. A recorded version of the conference call also will be available via telephone at 7 p.m. EST (4 p.m. PST) for approximately one week. To hear the recording, call 800/678-3180 or 402/220-3063 (outside the United States or Canada).

About Ingram Micro Inc.

     Ingram Micro Inc. is the largest global wholesale provider of technology products and supply chain management services. The company operates in 36 countries with sales of $30.7 billion for the fiscal year 2000. Ingram Micro's global regions provide the distribution of technology products and services, marketing development and supply chain management services to more than 175,000 technology solution providers and 1,700 manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction through innovation in the information technology supply chain. Visit www.ingrammicro.com.

                                      # # #

         01-07

     (c) 2001 Ingram Micro Inc. All rights reserved. Ingram Micro is a trademark used under license by Ingram Micro Inc. All other logos, brand names and product names are trademarks of their respective companies.


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                                                      INGRAM MICRO INC.
------------------------------------------------------------------------------------------------------

                                                 CONSOLIDATED BALANCE SHEET
                                                      (Dollars in 000s)
                                                         (Unaudited)

                                                                 December 30,              January 1,
                                                                     2000                     2000
                                                                 ------------              -----------
ASSETS
    Current assets:
      Cash                                                          $ 150,560              $   128,152
      Investment in available-for-sale securities                      52,897                  142,338
      Accounts receivable, including retained
         interest in securitized receivables, net                   2,352,672                2,853,509
      Inventories                                                   2,919,117                3,471,565
      Other current assets                                            294,838                  373,365
                                                                  -----------              ------------
        Total current assets                                        5,770,084                6,968,929

    Property and equipment, net                                       350,829                  316,643
    Goodwill, net                                                     430,853                  455,473
    Other                                                              57,216                  530,882
                                                                  -----------              ------------
        Total assets                                              $ 6,608,982              $ 8,271,927
                                                                  ===========              ============

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                            $ 3,725,080              $ 4,322,303
      Accrued expenses                                                350,111                  317,283
      Current maturities of long-term debt                             42,774                   31,020
                                                                  -----------              ------------
        Total current liabilities                                   4,117,965                4,670,606

    Convertible debentures                                            220,035                  440,943
    Other long-term debt                                              282,809                  876,172
    Deferred income taxes and other liabilities                       113,781                  317,361
                                                                  -----------              ------------
        Total liabilities                                           4,734,590                6,305,082

    Stockholders' equity                                            1,874,392                1,966,845
                                                                  -----------              ------------
        Total liabilities and stockholders' equity                $ 6,608,982              $ 8,271,927
                                                                  ===========              ============


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                                       INGRAM MICRO INC.
-------------------------------------------------------------------------------------------------

                                 CONSOLIDATED STATEMENT OF INCOME
                             (Dollars in 000s, except per share data)
                                            (Unaudited)


                                          Thirteen Weeks Ended           Fifty-two Weeks Ended
                                       December 30,     January 1,     December 30,    January 1,
                                           2000            2000            2000           2000
                                      -------------     ----------     ------------   ------------


Net sales                             $ 8,065,088      $ 7,828,461     $ 30,715,149   $ 28,068,642

Cost of sales                           7,624,349        7,541,268       29,158,851     26,732,479
                                      -----------      -----------     ------------   ------------

Gross profit                              440,739          287,193        1,556,298      1,336,163

Selling, general and
  administration expenses                 321,383          323,723        1,202,861      1,115,854
                                      -----------      -----------     ------------   ------------

Income (loss) from operations
  before reorganization costs             119,356          (36,530)         353,437        220,309

Reorganization costs                            -            9,346                -         20,305
                                      -----------      -----------     ------------   ------------

Income (loss) from operations             119,356          (45,876)         353,437        200,004

Interest and other expense (income)        25,286         (170,853)          (9,072)       (90,489)
                                      -----------      -----------     ------------   ------------

Income before income taxes                 94,070          124,977          362,509        290,493

Provision for income taxes                 36,218           49,989          138,756        110,852
                                      -----------     ------------     ------------   ------------

Income before extraordinary items          57,852           74,988          223,753        179,641

Extraordinary gain on repurchase of
  debentures (net of $1, $0, $1,469
  and $2,405 in income taxes,
  respectively)                                 6                -            2,420          3,778
                                      -----------      -----------     ------------   ------------


Net income                            $    57,858      $    74,988     $    226,173    $   183,419
                                      ===========      ===========     ============    ===========


Diluted earnings per share            $      0.39      $      0.51     $       1.52    $      1.24
                                      ===========      ===========     ============    ===========

Diluted weighted average shares
  outstanding                         149,263,615      146,753,472      148,640,991    147,784,712
                                      ===========      ===========      ===========    ===========
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